APOGEE ENTERPRISES REPORTS FISCAL 2019 SECOND QUARTER RESULTS

•	Strong market conditions drive robust order activity, continued revenue growth and increased cash flow

•	Reported earnings increase to $0.72 per diluted share, up from $0.60 in the prior year; with adjusted EPS of $0.75, in-line with last year’s second quarter

•	Challenges in ramping-up production to meet significant demand impacts results in Architectural Glass

•	Strong performance in Architectural Services

•	Company updates full-year guidance

MINNEAPOLIS, MN, September 18, 2018 - Apogee Enterprises, Inc. (Nasdaq: APOG), a leader in the design and development of value-added glass and metal products and services for enclosing commercial buildings, framing and displays, today announced its fiscal 2019 second-quarter results.

Second-Quarter Highlights

•	Second-quarter revenue grew 5.3 percent to $362.1 million, driven by strong growth in Architectural Services, partially offset by lower revenue in Architectural Glass.

•
Operating income was $28.7 million, compared to $27.8 million a year ago. Adjusted operating income was $29.7 million, compared to $34.1 million in the prior year, primarily due to lower margins in Architectural Glass, partially offset by continued margin improvements in Architectural Services.

•	Adjusted EBITDA was $42.1 million, compared to $47.8 million in last year’s second quarter.

•	Earnings per diluted share grew to $0.72, compared to $0.60 in the prior year period.

•	Adjusted earnings were $0.75 per diluted share, in-line with the prior year.

•	Year-to-date cash provided by operating activities was $47.9 million, up 17 percent over $40.8 million in the prior year.

•	See Reconciliation of Non-GAAP financial measures at the end of this press release.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Commentary
“In the second quarter, we continued to benefit from strong market conditions and demand for Apogee’s diverse product and services offerings, which drove solid top-line growth, adjusted earnings in-line with prior year, and increased cash flow. However, challenges ramping-up production in Architectural Glass in a tight labor market impacted overall results in the quarter,” said Joseph F. Puishys, Chief Executive Officer. “Apogee’s other three business segments delivered solid results, as expected, with Architectural Services achieving over 60 percent revenue growth and robust margin expansion.”

“Our Glass segment saw much stronger than expected customer demand and a surge in orders across all segments of the market. However, we experienced difficulty hiring and training new staff to meet rapidly rising order volumes. We’ve moved aggressively to address these issues and made improvements as the quarter progressed. We expect to fully resolve these issues in the second half of the fiscal year, as our workforce stabilizes and our factories reach higher levels of output and productivity.”

Mr. Puishys concluded, “As a result of lower than expected second quarter results and a reduced second half outlook for Architectural Glass, we have decreased our guidance for the fiscal year. Looking ahead, I remain confident in Apogee’s long-term direction. We continue to see multiple drivers for continued organic growth, supported by a strong backlog and a positive outlook for the North American construction industry. We are pursuing numerous opportunities for margin expansion and we have a strong balance sheet, which provides flexibility for investing in our business and driving long-term shareholder value.”

Segment Results

Architectural Framing Systems
Architectural Framing Systems revenue increased slightly to $189.9 million, compared to $189.0 million in the prior year quarter.

Operating income was $18.3 million in the second quarter, compared to $16.5 million in the prior year quarter, with operating margin improving by 80 basis points compared to last year. Adjusted operating income was $19.4 million, compared to $19.2 million last year and adjusted operating margin was 10.2 percent, up slightly from 10.1 percent in the prior year.

Sequentially, Framing Systems revenue grew 6.0 percent compared to the first quarter of fiscal 2019 and adjusted operating margin improved by 170 basis points, reflecting continued progress in the segment’s growth and margin expansion strategies.

Segment backlog remained strong at $428.4 million, compared to $427.0 million a quarter ago.

Architectural Glass
Architectural Glass had second quarter revenue of $88.1 million, down 9.5 percent from the prior year quarter. Order activity grew substantially during the quarter, with the segment recording its highest quarterly order volume in 15 years. Sequentially, Architectural Glass revenue grew 15 percent, compared to $76.9 million in the first quarter of fiscal 2019.

Operating income was $1.7 million in the second quarter and operating margin was 2.0 percent, down from $10.3 million last year and 10.5 percent in the prior year, respectively. The lower operating margin was primarily driven by significantly increased labor costs, lower productivity, and higher cost of quality, as the segment was challenged to efficiently ramp-up production to meet the higher than expected, short lead-time customer demand.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Architectural Services
As expected, Architectural Services revenue grew sharply compared to the second quarter of last year, increasing 63.4 percent to $76.5 million, as the business continued to execute on the substantial backlog booked over the past several quarters.

The segment posted strong profitability improvements, with operating income increasing to $7.6 million and operating margin of 10.0 percent, compared to $0.8 million and 1.7 percent respectively in the prior year period, due to leverage on higher volumes and strong project execution.

Segment backlog stands at $404.9 million, compared to $439.1 million a quarter ago and $323.0 million a year ago. This backlog, along with current bidding and award activity, provides solid visibility for the segment into fiscal 2020.

Large-Scale Optical
Large-Scale Optical continued to deliver strong operating results, in-line with expectations. Segment revenue was $20.4 million, compared to $20.3 million in the prior year quarter. Year-to-date, segment revenue has grown 5.8 percent over the prior year.

Operating income was $4.2 million and operating margin was 20.8 percent, comparable to the prior year period.

Financial Condition
The company ended the quarter with total debt of $225 million. Year-to-date cash provided by operating activities increased 17 percent to $47.9 million. Capital expenditures for the first six months of the fiscal year were $24.2 million, compared to $26.8 million in the prior year period, as the company continued its disciplined investments in growth and productivity improvement initiatives. Fiscal year-to-date, Apogee has returned $8.8 million of cash to shareholders through dividend payments.

Outlook
The company is reducing its outlook for the full year, primarily due to lower than expected second quarter results and decreased profit expectations for Architectural Glass.

The company’s updated outlook for fiscal 2019 includes:

•	Revenue growth of 8 to 10 percent, compared to approximately 10 percent previously.

•	Operating margin of 8.3 to 8.8 percent, compared to 8.9 to 9.4 percent previously.

•	Adjusted operating margin of 8.6 to 9.1 percent, compared to 9.2 to 9.7 percent previously.

•	Earnings of $3.00 to $3.20 per diluted share, compared to $3.35 to $3.55 previously.

•	Adjusted EPS of $3.13 to $3.33, compared to $3.48 to $3.68 previously.

•
Adjusted fiscal 2019 earnings guidance excludes the after-tax impact of amortization of short-lived acquired intangibles associated with the acquired backlog of Sotawall and EFCO of $3.8 million ($0.13 per diluted share).

•	Capital expenditures of $60 to $65 million.

•	Tax rate of approximately 24 percent.

Conference Call Information
The company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and outlook. The call will be webcast and is available in the Investor Relations section of the company’s website at ir.apog.com/investor-relations . The webcast also will be archived for replay on the company’s web site.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

About Apogee Enterprises
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in the design and development of value-added glass and metal products and services for enclosing commercial buildings, framing and displays. The company is organized in four segments, with three of the segments serving the commercial construction market:

•
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau, a manufacturer of custom aluminum window systems and curtainwall; Sotawall, a manufacturer of unitized curtainwall systems; EFCO, a manufacturer of aluminum window, curtainwall, storefront and entrance systems; Tubelite, a manufacturer of aluminum storefront, entrance and curtainwall products; Alumicor, a manufacturer of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

•	Architectural Services segment consists of Harmon, one of the largest U.S. full-service building glass installation companies.

•
Large-Scale Optical segment, which leverages the same coating technologies used in the company’s Architectural Glass segment, consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for framing and display applications.

Use of Non-GAAP Financial Measures
This news release and other financial communications may contain the following non-GAAP measures:

•
Adjusted operating income, adjusted operating margin, adjusted net earnings and adjusted earnings per diluted share (“adjusted earnings per share” or “adjusted EPS”) are used by the company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period. Examples of items excluded to arrive at these adjusted measures include the impact of acquisition-related costs, amortization of short-lived acquired intangibles associated with backlog, and non-recurring restructuring costs.

•
Backlog represents the dollar amount of revenues Apogee expects to recognize from firm contracts or orders. The company uses backlog as one of the metrics to evaluate sales trends in its long lead time operating segments.

•	Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of its financial strength.

•
Days working capital is defined as average working capital (current assets less current liabilities) multiplied by the number of days in the period and then divided by net sales in the period. The company considers this a useful metric in monitoring its performance in managing working capital.

•
EBITDA is defined as net earnings excluding income taxes, interest, other income and depreciation and amortization expenses. Adjusted EBITDA excludes items listed in the adjusted net earnings per share description above. We believe this metric provides useful information to investors and analysts about the Company's performance because it eliminates the effects of period-to-period changes in taxes, interest expense, and costs associated with capital investments and acquired companies.

Management uses these non-GAAP measures to evaluate the company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) loss of key personnel and inability to source sufficient labor; (F) product performance, reliability and quality issues; (G) project management and installation issues that could result in losses on individual contracts; (H) changes in consumer and customer preference, or architectural trends and building codes; (I) dependence on a relatively small number of customers in certain business segments; (J) revenue and operating results that could differ from market expectations; (K) self-insurance risk related to a material product liability or other event for which the company is liable; (L) dependence on information technology systems and information security threats; (M) cost of compliance with and changes in environmental regulations; (N) commodity price fluctuations, trade policy impacts, and supply availability; and (O) integration of recent acquisitions. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the company’s Annual Report on Form 10-K for the fiscal year ended March 3, 2018 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Thirteen	Thirteen		Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
In thousands, except per share amounts	September 1, 2018	September 2, 2017	Change	September 1, 2018	September 2, 2017	Change
Net sales	$362,133	$343,907	5%	$698,664	$616,214	13%
Cost of sales	277,667	257,906	8%	533,468	459,919	16%
Gross profit	84,466	86,001	(2)%	165,196	156,295	6%
Selling, general and administrative expenses	55,806	58,227	(4)%	114,542	104,415	10%
Operating income	28,660	27,774	3%	50,654	51,880	(2)%
Interest income	680	117	481%	910	284	220%
Interest expense	2,624	1,650	59%	4,573	2,095	118%
Other income, net	217	77	182%	196	256	(23)%
Earnings before income taxes	26,933	26,318	2%	47,187	50,325	(6)%
Income tax expense	6,420	8,909	(28)%	11,300	16,813	(33)%
Net earnings	$20,513	$17,409	18%	$35,887	$33,512	7%

Earnings per share - basic	$0.73	$0.60	22%	$1.28	$1.16	10%
Average common shares outstanding	28,128	28,850	(3)%	28,127	28,850	(3)%
Earnings per share - diluted	$0.72	$0.60	20%	$1.26	$1.16	9%
Average common and common equivalent shares outstanding	28,379	28,908	(2)%	28,377	28,885	(2)%
Cash dividends per common share	$0.1575	$0.1400	13%	$0.3150	$0.2800	13%

Business Segment Information
(Unaudited)

	Thirteen	Thirteen		Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
In thousands	September 1, 2018	September 2, 2017	Change	September 1, 2018	September 2, 2017	Change
Sales
Architectural Framing Systems	$189,850	$189,023	—%	$368,887	$299,515	23%
Architectural Glass	88,084	97,351	(10)%	165,009	195,086	(15)%
Architectural Services	76,496	46,829	63%	147,223	96,979	52%
Large-Scale Optical	20,383	20,291	—%	41,145	38,894	6%
Eliminations	(12,680)	(9,587)	32%	(23,600)	(14,260)	65%
Total	$362,133	$343,907	5%	$698,664	$616,214	13%
Operating income (loss)
Architectural Framing Systems	$18,312	$16,542	11%	$30,650	$28,506	8%
Architectural Glass	1,739	10,258	(83)%	3,317	19,581	(83)%
Architectural Services	7,621	774	885%	12,775	1,555	722%
Large-Scale Optical	4,236	4,248	—%	9,218	8,298	11%
Corporate and other	(3,248)	(4,048)	(20)%	(5,306)	(6,060)	(12)%
Total	$28,660	$27,774	3%	$50,654	$51,880	(2)%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
In thousands	September 1, 2018	March 3, 2018
Assets
Current assets	$361,193	$336,278
Net property, plant and equipment	308,314	304,063
Other assets	404,110	381,979
Total assets	$1,073,617	$1,022,320
Liabilities and shareholders' equity
Current liabilities	$209,216	$208,152
Long-term debt	224,881	215,860
Other liabilities	100,664	86,953
Shareholders' equity	538,856	511,355
Total liabilities and shareholders' equity	$1,073,617	$1,022,320

Consolidated Condensed Statement of Cash Flows
(Unaudited)

	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended
In thousands	September 1, 2018	September 2, 2017
Net earnings	$35,887	$33,512
Depreciation and amortization	26,457	25,062
Share-based compensation	3,119	3,063
Proceeds from new markets tax credit transaction, net of deferred costs	6,052	—
Other, net	4,564	(1,956)
Changes in operating assets and liabilities	(28,150)	(18,872)
Net cash provided by operating activities	47,929	40,809
Capital expenditures	(24,241)	(26,825)
Proceeds on sale of property	774	64
Acquisition of businesses and intangibles	—	(184,826)
Net (purchases) sales of marketable securities	(4,123)	(1,165)
Other, net	(2,209)	1,099
Net cash used in investing activities	(29,799)	(211,653)
Borrowings on line of credit, net	8,500	190,200
Shares withheld for taxes, net of stock issued to employees	(1,431)	(1,612)
Repurchase and retirement of common stock	—	(10,833)
Dividends paid	(8,823)	(7,994)
Other, net	496	1,759
Net cash (used in) provided by financing activities	(1,258)	171,520
Increase in cash and cash equivalents	16,872	676
Effect of exchange rates on cash	(266)	1,555
Cash, cash equivalents and restricted cash at beginning of year	19,359	27,297
Cash, cash equivalents and restricted cash at end of period	$35,965	$29,528

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Earnings per Diluted Common Share
(Unaudited)

	Thirteen	Thirteen	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
In thousands	September 1, 2018	September 2, 2017	September 1, 2018	September 2, 2017
Net earnings	$20,513	$17,409	$35,887	$33,512
Amortization of short-lived acquired intangibles	1,068	2,630	3,938	4,684
Acquisition-related costs	—	3,737	—	4,417
Income tax impact on above adjustments (1)	(254)	(2,158)	(953)	(3,040)
Adjusted net earnings	$21,327	$21,618	$38,872	$39,573

	Thirteen	Thirteen	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	September 1, 2018	September 2, 2017	September 1, 2018	September 2, 2017
Earnings per diluted common share	$0.72	$0.60	$1.26	$1.16
Amortization of short-lived acquired intangibles	0.04	0.09	0.14	0.16
Acquisition-related costs	—	0.13	—	0.15
Income tax impact on above adjustments (1)	(0.01)	(0.07)	(0.03)	(0.11)
Adjusted earnings per diluted common share	$0.75	$0.75	$1.37	$1.37
(1) Income tax impact on adjustments was calculated using the estimated quarterly effective income tax rate of 23.8% in the current year and 33.9% in the prior year and for the year-to-date period using the estimated annual effective income tax rate of 24.2% in the current year and 33.4% in the prior year.

EBITDA and Adjusted EBITDA

	Thirteen	Thirteen	Twenty-Six	Twenty-Six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
In thousands	September 1, 2018	September 2, 2017	September 1, 2018	September 2, 2017
Net earnings	$20,513	$17,409	$35,887	$33,512
Income tax expense	6,420	8,909	11,300	16,813
Other income, net	(217)	(77)	(196)	(256)
Interest expense, net	1,944	1,533	3,663	1,811
Depreciation and amortization	12,407	13,639	26,457	25,062
EBITDA	41,067	41,413	77,111	76,942
Amortization of short-lived acquired intangibles	1,068	2,630	3,938	4,684
Acquisition-related costs	—	3,737	—	4,417
Adjusted EBITDA	$42,135	$47,780	$81,049	$86,043

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Adjusted Operating Income and Adjusted Operating Margin
(Unaudited)
	Thirteen Weeks Ended September 1, 2018
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$18,312	9.6%	$(3,248)	$28,660	7.9%
Amortization of short-lived acquired intangibles	1,068	0.6%	—	1,068	0.3%
Adjusted operating income (loss)	$19,380	10.2%	$(3,248)	$29,728	8.2%

	Thirteen Weeks Ended September 2, 2017
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$16,542	8.8%	$(4,048)	$27,774	8.1%
Amortization of short-lived acquired intangibles	2,630	1.4%	—	2,630	0.8%
Acquisition-related costs	—	—%	3,737	3,737	1.1%
Adjusted operating income (loss)	$19,172	10.1%	$(311)	$34,141	9.9%

	Twenty-Six Weeks Ended September 1, 2018
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$30,650	8.3%	$(5,306)	$50,654	7.3%
Amortization of short-lived acquired intangibles	3,938	1.1%	—	3,938	0.6%
Adjusted operating income (loss)	$34,588	9.4%	$(5,306)	$54,592	7.8%

	Twenty-Six Weeks Ended September 2, 2017
	Framing Systems Segment		Corporate	Consolidated
In thousands	Operating income	Operating margin	Operating income (loss)	Operating income	Operating margin
Operating income (loss)	$28,506	9.5%	$(6,060)	$51,880	8.4%
Amortization of short-lived acquired intangibles	4,684	1.6%	—	4,684	0.8%
Acquisition-related costs	—	—%	4,417	4,417	0.7%
Adjusted operating income (loss)	33,190	11.1%	(1,643)	$60,981	9.9%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com